UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2005

MOLECULAR DEVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27316 (Commission File Number)	94-2914362 (IRS Employer Identification No.)

1311 Orleans Drive
Sunnyvale, CA 94089
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 747-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On March 9, 2005, Molecular Devices Corporation (“Molecular Devices” or the “Company”) entered into a definitive asset purchase agreement (the “Agreement”) with Xsira Pharmaceuticals, Inc. (“Xsira”) pursuant to which Xsira agreed to sell and Molecular Devices agreed to purchase certain assets relating to the Transfluor® technology, a cell-based fluorescent assay system for monitoring the function of G-protein coupled receptors, for $11.0 million in cash. The purchase and sale of the assets was completed on March 9, 2005 (the “Effective Date”). The following description of the Agreement is a summary of the material terms of the Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2005.

Pursuant to the Agreement, Molecular Devices paid Xsira $8.25 million on the Effective Date, with $1.1 million of the $11.0 million purchase price deposited into an escrow account to secure certain indemnification, compensation and reimbursement obligations of Xsira. The escrowed funds will be held and distributed in accordance with the terms of an escrow agreement entered into in connection with the Agreement. The remaining $1.65 million of the purchase price will be paid by Molecular Devices to Xsira upon the completion of Xsira’s training of the Company’s employees on the use of the Transfluor® technology and the transfer of certain Transfluor® technology-related biological materials, scientific and technical documents, and promotional materials to Molecular Devices pursuant to the terms of a technology transfer agreement entered into between Molecular Devices and Xsira in connection with the Agreement (the “Transfer Agreement”).

The assets acquired by Molecular Devices pursuant to the Agreement include:

•	intellectual property rights owned by Xsira that relate to or are useful to the Transfluor® technology;

•	certain contracts under which Xsira obtained licenses to third party intellectual property rights pertaining to the Transfluor® technology;

•	certain contracts under which Xsira granted third parties licenses to the Transfluor® technology and/or performed Transfluor-related screening for third parties; and

•	certain Transfluor® technology-related biological materials (including plasmids and cell lines), scientific and technical documents, and promotional materials.

Molecular Devices did not acquire any employees, equipment or facilities of Xsira, and did not acquire certain agreements related to the Transfluor® technology, some of which require Xsira to perform certain services for third parties.

In connection with the Agreement, Molecular Devices granted to Xsira a nonexclusive, royalty-free, fully paid license under the patents and know-how that Molecular Devices acquired from Xsira (or to which Molecular Devices has exclusive licenses pursuant to license agreements acquired by Molecular Devices). The license granted to Xsira is limited to the following purposes:

•	Xsira’s internal research and development;

•	certain collaborative efforts between Xsira and third parties to which Molecular Devices licenses the Transfluor® technology;

•	Xsira’s fulfillment of its obligations under the Transfer Agreement;

•	Xsira’s performance of continuing screening services for those contracts assumed by Molecular Devices under the Agreement and for which Xsira has ongoing screening obligations; and

•	Xsira’s fulfillment of any obligations it has under those contracts relating to the Transfluor® technology that were not assumed by Molecular Devices.

Under the terms of the license granted to Xsira, Xsira is obligated to disclose and co-exclusively license to Molecular Devices any improvements to the Transfluor® technology that are generated by Xsira or the third parties to the Transfluor-related contracts not assumed by Molecular Devices. Molecular Devices also has a right of first negotiation to obtain an exclusive license to or assignment of any such improvements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Devices Corporation
Dated: March 14, 2005	By:	/s/ Timothy A. Harkness
Timothy A. Harkness
Senior Vice President and Chief Financial Officer